    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 25, 1996.

                                                      REGISTRATION NO. 33-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                                THE KROGER CO.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                               ----------------
                 OHIO                                31-0345740
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)
                               1014 VINE STREET
                            CINCINNATI, OHIO 45202
                                (513) 762-4000
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                               ----------------
                             PAUL W. HELDMAN, ESQ.
                 VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                                THE KROGER CO.
                               1014 VINE STREET
                            CINCINNATI, OHIO 45202
                                (513) 762-4000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                               ----------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                PROPOSED
                                                 MAXIMUM            AMOUNT OF
           TITLE OF SECURITIES                  AGGREGATE         REGISTRATION
             TO BE REGISTERED               OFFERING PRICE(1)          FEE
- -------------------------------------------------------------------------------
Debt Securities...........................   $500,000,000(2)     $172,413.79(3)
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
(1) Estimated solely for purposes of determining the amount of the registration fee.
(2) In U.S. dollars or equivalent thereof.
(3) Includes $100,000,000 of Securities registered pursuant to Registration
    No. 33-60946 carried forward pursuant to Rule 429. The registration fee attributable to those Securities is $34,482.76.
                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JUNE 25, 1996

                                 THE KROGER CO.

                                DEBT SECURITIES

                                  -----------

  The Kroger Co. (together with its consolidated subsidiaries, the "Company") may offer for sale from time to time, in one or more series up to $500,000,000 aggregate principal amount of its debt securities (the "Debt Securities") on terms determined at the time of sale. The specific designation, aggregate principal amount, authorized denominations, purchase price, initial public offering price, maturity, rate (which may be fixed or variable) and time of payment of any interest, any redemption terms or other specific terms and any listing on a securities exchange of any Debt Securities offered, in respect of which this Prospectus is being delivered, will be set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), together with the terms for the offering of the Debt Securities. At the option of the Company, Debt Securities may be issued as Senior Debt Securities or as Subordinated Debt Securities. This Prospectus may not be used to consummate the sale of Debt Securities unless accompanied by a Prospectus Supplement.

  The Debt Securities may be sold in one or more transactions directly, through agents designated from time to time, or through underwriters or dealers, which may be a group of underwriters represented by underwriters' representatives. If any agents of the Company or any underwriters are involved in the sale of the Debt Securities, the names of such agents or underwriters, the principal amount, if any, to be purchased by the underwriters and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to the Company from each sale will also be set forth in the Prospectus Supplement. As used herein, Debt Securities shall include securities denominated in United States dollars or, at the option of the Company if so specified in the Prospectus Supplement, in any other currency or in composite currencies or in amounts determined by reference to an index.

  SEE "RISK FACTORS" AT PAGE 3 HEREIN FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE DEBT SECURITIES.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HASTHE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                 THE DATE OF THIS PROSPECTUS IS          , 1996

                             AVAILABLE INFORMATION

  The Kroger Co. (together with its consolidated subsidiaries, the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed with the Commission can be inspected and copied at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained by mail from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information also can be inspected at the offices of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York 10005.

  The Company has filed a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement and the exhibits filed as a part thereof. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such references.

                               ----------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission are hereby incorporated by reference in this Prospectus:

  1. Annual Report on Form 10-K for the fiscal year ended December 30, 1995, as amended.

  2. Quarterly Report on Form 10-Q for the quarter ended March 23, 1996.

  3. Reports on Form 8-K dated January 25, 1996 and April 17, 1996.

  All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated herein by reference and to be a part hereof from the respective dates of filing of such documents.

  Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or such Registration Statement.

  The Company will provide without charge to each person, including a beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents which are incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202, Attention: Paul W. Heldman, (513) 762-4000.

                                 RISK FACTORS

  The following factors, in addition to other information set forth in this Prospectus, should be considered carefully in evaluating the Company and its business before acquiring any Debt Securities offered by this Prospectus.

  The Indentures, as hereinafter defined, will not provide any protection to the Holders of the Debt Securities in the event of a decline in credit quality resulting from takeovers, recapitalizations or similar restructurings.

SUBSTANTIAL INDEBTEDNESS

  At March 23, 1996, the Company had $3.6 billion of indebtedness outstanding, including $1,117.4 million outstanding under the Senior Competitive Advance and Revolving Credit Facility Agreement (the "Credit Agreement"), dated as of July 19, 1994, as amended, among the Company and Chemical Bank and Citibank, N.A., as administrative agents, and the lenders named therein (collectively, the "Senior Lenders") (with an additional $438.1 million available for borrowing under the Working Capital Facility thereof). This degree of leverage has important consequences to investors in the Debt Securities. The Company has significant interest payment and principal repayment obligations and the ability of the Company to satisfy such interest and principal obligations is subject to prevailing economic, financial and business conditions and to other factors beyond the Company's control. A significant portion of the Company's indebtedness bears interest at floating rates causing the Company's results of operations to be sensitive to prevailing interest rates.

RESTRICTIONS IMPOSED BY THE CREDIT AGREEMENT AND OTHER AGREEMENTS

  The Credit Agreement contains numerous restrictive covenants which, among other things, restrict the ability of the Company to dispose of assets, incur debt, pay dividends, make capital expenditures and make certain investments or acquisitions and which otherwise restrict corporate activities. In addition, the Company is required to maintain specified financial ratios and levels, including fixed charge coverage, total debt and senior debt ratios. The ability of the Company to comply with such provisions depends on its future performance, which is subject to prevailing economic, financial and business conditions and to other factors beyond the Company's control.

  The indentures relating to the Company's outstanding public debt securities place limitations on, among other things, the Company's ability to incur indebtedness, pay dividends, acquire assets and enter into leases and sale and leaseback transactions. The indentures, however, do not contain any covenant requiring the Company to meet or maintain on a day-to-day basis any specific financial test or ratio.

LABOR AGREEMENTS

  The Company is party to more than 200 collective bargaining agreements with local unions representing approximately 150,000 of the Company's employees. Among the contracts that have expired or will expire in 1996 are those covering food clerks in Dallas, Toledo and Denver. Typical agreements are 3 to 5 years in duration, and as such agreements expire, the Company expects to negotiate with the unions and to enter into new collective bargaining agreements. There can be no assurance, however, that such agreements will be reached without work stoppage. A prolonged work stoppage affecting a substantial number of stores could have a material adverse effect on the Company's results of operations or financial position.

LEGAL PROCEEDINGS

  There are pending against the Company various claims and lawsuits arising in the normal course of business, including suits charging violations of certain antitrust and civil rights laws. Some of these suits purport or have been determined to be class actions and/or seek substantial damages. Any damages that may be awarded in antitrust cases will be automatically trebled. Although it is not possible at this time to evaluate the merits of these claims and lawsuits, nor their likelihood of success, the Company is of the opinion that any resulting liability will not have a material adverse effect on the Company's results of operations or financial position.

  Fry's Food Stores of Arizona, Inc. ("Fry's"), a subsidiary of the Company, is currently a defendant and cross-defendant in actions pending in the U.S. District Court for the Southern District of Florida (the "Court") entitled Harley S. Tropin v. Kenneth Thenen, et. al., No. 93-2502-CIV-MORENO and Walco Investments, Inc., et. al. v. Kenneth Thenen, et. al., No. 93-2534-CIV-MORENO. The plaintiff and cross-claimants in these actions seek unspecified damages against numerous defendants and cross-defendants, including Fry's. Plaintiffs and cross-claimants allege that a former employee of Fry's supplied false information to third parties in connection with purported sales transactions between Fry's and affiliates of Premium Sales Corporation or certain limited partnerships. Claims have been alleged against Fry's for breach of implied contract, aiding and abetting conspiracy, conversion and civil theft, negligent supervision, fraud, and violations of 18 U.S.C. (S)(S) 1961 and 1962(d) and Chapter 895, Florida Statutes. Fry's has entered into an agreement with Harley S. Tropin as trustee and receiver for the Premium Sales Corporation and certain affiliates to settle all claims against Fry's. That agreement is subject to the execution of a definitive settlement agreement and the approval of the Court.

                                  THE COMPANY

  The Company was founded in 1883, incorporated in 1902, and maintains its principal executive offices in Cincinnati, Ohio. The Company is the nation's largest supermarket operator measured by total sales for 1995. At December 30, 1995, the Company operated 1,325 supermarkets in 24 states and 694 convenience stores in 15 states. Additionally the Company had 125 franchised convenience stores in 4 states. The Company also operates food processing facilities which enable the Company's stores to offer quality, low-cost private label perishable and non-perishable products, and an efficient warehouse and distribution system which supplies products to its stores.

  The Company's principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202, and its telephone number at that address is (513) 762-4000.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

  The following table presents the consolidated ratio of earnings to fixed charges for the Company. For purposes of determining the ratio of earnings to fixed charges, "earnings" includes earnings before tax expense, cumulative effect of change in accounting for income taxes and extraordinary loss, plus fixed charges (excluding capitalized interest) and "fixed charges" consists of interest (including capitalized interest) on all indebtedness, amortization of deferred financing costs and that portion of rental expense which the Company believes to be representative of interest.

      QUARTERS ENDED                            FISCAL YEARS ENDED
   ------------------------------------------------------------------------------------
   MARCH 23,    MARCH 25,  DECEMBER 30, DECEMBER 31, JANUARY 1, JANUARY 2, DECEMBER 28,
      1996         1995        1995         1994        1994       1993        1991
   (12 WEEKS)   (12 WEEKS)  (52 WEEKS)   (52 WEEKS)  (52 WEEKS) (53 WEEKS)  (52 WEEKS)
   ----------   ---------- ------------ ------------ ---------- ---------- ------------
      2.1          1.9         2.0          1.8         1.5        1.3         1.2

                                USE OF PROCEEDS

  The Company will apply the net proceeds from the sale of the Debt Securities initially to repay amounts outstanding under the Facility (as hereafter defined) and thereafter, from time to time will use Facility borrowings to repurchase or redeem outstanding indebtedness of the Company, or for other general corporate purposes.

                      DESCRIPTION OF THE CREDIT AGREEMENT

GENERAL

  The following constitutes only a summary of the principal terms and conditions of the Credit Agreement, and is qualified in its entirety by the actual terms of the Credit Agreement, which was filed as an exhibit to the Company's Form 8-K, dated July 20, 1994 and thereafter was amended on July 20, 1995, on November 17, 1995, on April 16, 1996 and on June 14, 1996. Whenever particular provisions or defined terms of the Credit Agreement are referred to, such provisions or defined terms are incorporated herein by reference as part of the statements made herein. For purposes of this description of the Credit Agreement, the term "Company" refers only to The Kroger Co. and does not include The Kroger Co.'s consolidated subsidiaries.

  The Credit Agreement provides for a $1.750 billion Senior Competitive Advance and Revolving Credit Facility Agreement (the "Facility").

COMMITMENT REDUCTIONS

  The Credit Agreement expires on July 20, 2002 and is not otherwise subject to amortization.

INTEREST RATES

  Borrowings under the Facility bear interest at the option of the Company at a rate equal to either (i) the highest, from time to time, of (A) the average of the publicly announced prime rate of Chemical Bank and Citibank, N.A., (B) 1/2% over a moving average of secondary market morning offering rates for 3 month certificates of deposit adjusted for reserve requirements, and (C) 1/2% over the federal funds rate (the "Base Rate") plus the Applicable Percentage or (ii) an adjusted Eurodollar rate based upon the London Interbank Offered Rate ("Eurodollar Rate") plus the Applicable Percentage. The Applicable Percentage is zero for the Base Rate. The Applicable Percentage for Eurodollar Rate advances is 0.3125% as of March 23, 1996.

COLLATERAL

  The Company's obligations under the Facility originally were collateralized by a pledge of a substantial portion of the Company's and certain of its Subsidiaries' assets, including substantially all of the Company's and such Subsidiaries' inventory and equipment and the stock of all Subsidiaries, which collateral also secured the Company's obligations under its Secured Debentures. On April 29, 1996, pursuant to the terms of the Credit Agreement, the Company elected to release all Collateral.

PREPAYMENT

  The Company may prepay the Facility, in whole or in part, at any time, without a prepayment penalty.

CERTAIN COVENANTS

  The Credit Agreement contains covenants which, among other things, (i) restrict investments, capital expenditures, and other material outlays and commitments relating thereto, (ii) restrict the incurrence of debt, including the incurrence of debt by subsidiaries, (iii) restrict dividends and payments, prepayments, and repurchases of capital stock, (iv) restrict mergers and acquisitions and changes of business or conduct of business, (v) restrict transactions with affiliates, (vi) restrict certain sales of assets, (vii) restrict changes in accounting treatment and reporting practices except as permitted under generally accepted accounting principles, (viii) require the maintenance of certain financial ratios and levels, including fixed charge coverage ratios, total debt ratios and senior debt ratios and (ix) require the Company to maintain interest rate protection providing that at least 50% of the Company's indebtedness for borrowed money is maintained at a fixed rate of interest. See "Risk Factors -- Restrictions Imposed by the Credit Agreement and Other Agreements."

  The following is a summary of certain of the covenants contained in the Credit Agreement.

  Maintenance of Fixed Charge Coverage Ratio. The Company is required to maintain a ratio, for the Rolling Period in respect of each Fiscal Quarter, determined as of the last day of each Fiscal Quarter of (i) the sum of (a) Consolidated EBITDA for such Rolling Period and (b) Consolidated Rental Expense for such Rolling Period to (ii) the sum of (a) Consolidated Cash Interest Expense for such Rolling Period and (b) Consolidated Rental Expense for such Rolling Period of not less than 1.7:1.

  The Company's ratio of Consolidated EBITDA Available for Fixed Charges to Consolidated Fixed Charges for the Rolling Period ended March 23, 1996 was 2.46:1.

  Maintenance of Net Total Debt/Consolidated EBITDA Ratio. Following the release of the security interest in all the Collateral the Company is required to maintain a ratio, determined as of the last day of each Fiscal Quarter for the Rolling Period ending on such day, of (i) Net Total Debt on such day to
(ii) the sum of (a) Consolidated EBITDA for such Rolling Period and (b) from and after the making of certain investments or acquisitions, the Acquired EBITDA for any Acquired Entity so invested in or acquired with respect to any Acquired Entity Fiscal Quarter ending during such Rolling Period of no greater than 3.65 to 1.

  The Ratio at March 23, 1996 was 3.05:1.

  Maintenance of Net Senior Debt/Consolidated EBITDA Ratio. Following the release of the security interest in all the Collateral the Company is required to maintain a ratio, determined as of the last day of each Fiscal Quarter for the Rolling Period ending on such day, of (i) Net Senior Debt to (ii) the sum of (a) Consolidated EBITDA for such Rolling Period and (b) from and after the making of certain investments or acquisitions, the Acquired EBITDA for any Acquired Entity so invested in or acquired with respect to any Acquired Entity Fixed Quarter ending during such Rolling Period of no greater than 3.0 to 1. This covenant shall cease to be applicable upon achievement of the Investment Grade Rating Condition.

  The Ratio at March 23, 1996 was 2.19:1.

  Interest Rate Protection. The Company is required to obtain interest rate protection providing that at least 50% of the Company's indebtedness for borrowed money is maintained at a fixed rate of interest.

  Debt. The Company may not create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist any Debt except, among other things,
(i) Debt under the Credit Agreement; (ii) certain designated Debt existing on July 19, 1994; (iii) Debt secured by permitted liens; (iv) trade accounts payable in the ordinary course of business and accounted for as current accounts payable; (v) Commercial Paper issued by the Parent Borrower; (vi) Debt of the Parent Borrower incurred to prepay, redeem, defease or repurchase existing Debt of the Parent Borrower or any of the Subsidiaries so long as (a) such Debt so incurred is subordinated in right of payment to, or pari passu in right of payment with, the Debt being prepaid, redeemed, defeased or repurchased and (b) the average life to maturity of such Debt so incurred is no earlier than the date that is three months following the Termination Date; provided, however, that up to $625,000,000 of such Debt so incurred may have an average life to maturity shorter than the date that is three months following the Termination Date so long as (A) such Debt does not mature before June 15, 1999, and (B) such Debt is incurred to prepay, redeem, defease or repurchase Debt that matures earlier than the date that is three months following the Termination Date and of the $625,000,000 of such Debt, up to $150,000,000 (or $300,000,000 at any time following the occurrence of an Investment Grade Rating Condition) may be senior in right of payment to the Debt being prepaid, redeemed, defeased or repurchased provided that such Debt is unsecured; (vii) Capital Lease Obligations; (viii) Debt incurred in connection with the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (ix) Debt incurred or assumed in connection with any investment or acquisition permitted by the Credit Agreement; (x) certain debt owed to the Parent Borrower by Subsidiaries; (xi) Debt secured by mortgages on (a) any property purchased, acquired or developed between January 21, 1992, and the Closing Date or (b) any property purchased, acquired or developed with Real Estate Capital Expenditures, in each case so long as the aggregate amount of the Debt secured by such mortgages does not exceed 100% of the Fair Market Value (determined at the time of such transaction) of such property; (xii) Debt incurred by the Parent Borrower or any of its Subsidiaries in connection with any Receivables Securitization; (xiii) Debt incurred by the Parent Borrower in connection with Interest Rate Agreements; (xiv) Debt of the Parent Borrower not referred to in paragraphs (i) through (xiii) above or in paragraph (xv) below so long as the average life to maturity of such Debt is no earlier than the date that is three months following the Termination Date; and (xv) Debt of the Parent Borrower or any Subsidiary not referred to in paragraphs (i) through (xiv) above in an aggregate amount outstanding at any time not in excess of $100,000,000.

  Capital Expenditures. Prior to the occurrence of the Investment Grade Rating Condition the Company may not make, and will not permit any of its Subsidiaries to make, any Capital Expenditures in excess of $650,000,000 (the "Base Capital Expenditure Amount") for each Fiscal Year; provided, however, that if in any Fiscal Year the amount specified exceeds the amount of Base Capital Expenditures actually made by the Company and its Subsidiaries in such Fiscal Year, the Company and its Subsidiaries shall be entitled to make additional Capital Expenditures in the next succeeding Fiscal Year equal to the amount of such excess not to exceed 45% of the Base Capital Expenditure Amount; provided further, however, that the Company and its Subsidiaries shall be permitted to make additional Capital Expenditures in any Fiscal Year ("Additional Capital Expenditures") in an aggregate amount with respect to the Parent Borrower and its Subsidiaries equal to a percentage of Consolidated Free Cash Flow for the immediately preceding Fiscal Year, such percentage with respect to any Fiscal Year to be equal to (a) 100% in the event that the Parent Borrower's Consolidated Ratio of Net Total Debt to Consolidated EBITDA for the immediately preceding Fiscal Year is 3.0 to 1 or lower; (b) 75% in the event that the Parent Borrower's Consolidated Ratio of Net Total Debt to Consolidated EBITDA for the immediately preceding Fiscal Year is 3.5 to 1 or lower; and (c) 50% in the event that the Parent Borrower's Consolidated Ratio of Net Total Debt to Consolidated EBITDA for the immediately preceding Fiscal Year is lower than the amount set forth below with respect to such preceding Fiscal Year:

       PRECEDING
        FISCAL                       RATIO OF NET TOTAL DEBT TO CONSOLIDATED
         YEAR                      EBITDA FOR IMMEDIATELY PRECEDING FISCAL YEAR
      ----------                   --------------------------------------------
        1995......................                 4.20 to 1.00
        1996......................                 4.10 to 1.00
        1997......................                 4.00 to 1.00
        1998......................                 3.90 to 1.00
        1999......................                 3.80 to 1.00
        2000......................                 3.80 to 1.00

  The entire amount of Additional Capital Expenditures that are permitted to be made in any Fiscal Year but are not made in such Fiscal Year may be carried forward to, and made in the two succeeding Fiscal Years.

  Dividends. Under the Credit Agreement, the Company is restricted from making or declaring cash dividends on the Common Stock.

CERTAIN DEFINITIONS

  "Applicable Percentage" means at any time, with respect to Adjusted Eurodollar Rate Advances, the Facility Fees, Standby Letters of Credit and Documentary Letters of Credit, the applicable percentage set forth below based upon (a) the Senior Debt Ratings at such time or (b) the Applicable Percentage Ratio at such time:

                            LEVEL 1     LEVEL 2     LEVEL 3    LEVEL 4    LEVEL 5     LEVEL 6
                          ----------- ----------- ----------- ---------- ---------- -----------
Moody's/S&P or..........  Baa1 or     Baa2 and    Baa2 or BBB Baa3 and   Baa3 or    Lower than
                          better or   BBB                     BBB-       BBB-       or equal to
                          BBB+ or                                                   Ba1 and
                          better                                                    lower than
                                                                                    or equal to
                                                                                    BB+
Applicable Percentage     5.25 to 1.0 4.75 to 1.0 4.0 to 1.0  3.5 to 1.0 3.0 to 1.0 Lower than
 Ratio..................  or greater  or greater  or greater  or greater or greater 3.0 to 1.0
                                   (spreads expressed in basis points per annum)
Adjusted Eurodollar Rate
 Advances...............     12.5        20.0        22.5       31.25       40.0       50.0

  The Applicable Percentage for Base Rate Advances is zero.

  The Applicable Percentage as of March 23, 1996 is determined in accordance with Level 4.

  "Applicable Percentage Ratio" means the ratio (determined as of the last day of each Fiscal Quarter for the Rolling Period ending on such day) of (i) Consolidated EBITDA for such Rolling Period to (ii) Consolidated Total Interest Expense for such Rolling Period.

  "Capital Expenditures" of any Person means, for any period, all expenditures of such Person during such period (whether paid in cash or accrued as liabilities during such period) which, in conformity with generally accepted accounting principles, are required to be included in or reflected by the property, plant or equipment or similar fixed asset accounts on the balance sheet of such Person and certain investments permitted under the Credit Agreement, including equipment which is purchased simultaneously with the trade-in of existing equipment owned by such Person to the extent of the gross amount of the purchase price of such purchased equipment less the book value of the equipment being traded in at such time, but excluding, among other things, (i) expenditures made in connection with the replacement or restoration of assets, to the extent such replacement or restoration is financed out of (a) insurance proceeds paid on account of the loss of or damage to the assets so replaced or restored or (b) awards of compensation arising from the taking by condemnation or eminent domain of the assets so replaced, (ii) any portion of Capital Lease Obligations which is capitalized on such person's balance sheet and (iii) interest capitalized during construction.

  "Consolidated Cash Interest Expense" means, for any period, interest expense net of interest income, whether paid or accrued (including the interest component of Capital Lease Obligations) on all debt of the Company and its Subsidiaries on a Consolidated basis for such period, including, without limitation (i) cash dividends paid in respect of preferred stock issued by the Company, (ii) commissions and other fees and charges payable in connection with Letters of Credit, (iii) net payments payable in connection with certain interest rate protection contracts and (iv) interest capitalized during construction, but excluding, however, (v) interest expense not payable in cash (including amortization of discount and deferred debt expenses), all as determined in conformity with GAAP.

  "Consolidated EBITDA" means, for any period, on a Consolidated basis for the Company and its Subsidiaries, the sum for such period of (i) Consolidated Net Income, plus (ii) depreciation and amortization expense, plus (iii) interest expense net of interest income, plus (iv) federal and state income taxes as determined in accordance with GAAP, plus (v) extraordinary losses (and any unusual losses in excess of $1,000,000 arising in or outside of the ordinary course of business not included in extraordinary losses determined in accordance with GAAP which have been included in the determination of Consolidated Net Income), plus (vi) LIFO charges included in the calculation of Consolidated Net Income, minus (vii) extraordinary gains (and any unusual gains in excess of $1,000,000 arising in or outside of the ordinary course of business not included in extraordinary losses determined in accordance with GAAP which have been included in the determination of Consolidated Net Income), and minus (viii) LIFO credits that have been included in the calculation of Consolidated Net Income.

  "Consolidated Net Income" means, for any period, the net income of the Company and its Consolidated Subsidiaries for such period, before the payments of dividends on all capital stock, determined in accordance with GAAP.

  "Consolidated Rental Expense" means, for any period, the aggregate rental expense (including any contingent or percentage rental expense) of the Parent Borrower and its Subsidiaries on a Consolidated basis for such period (excluding real estate taxes and common area maintenance charges) in respect of all rent obligations under all operating leases for real or personal property minus any rental income of the Parent Borrower and its Subsidiaries on a Consolidated basis for such period, all as determined in conformity with GAAP.

  "Consolidated Total Interest Expense" means, for any period, interest expense net of interest income, whether paid or accrued (including the interest component of Capital Lease Obligations) on all Debt of the Parent Borrower and its Subsidiaries on a Consolidated basis for such period, including (i) commissions and other fees and charges payable in connection with Letters of Credit, (ii) net payments payable in connection with all Interest Rate Agreements, (iii) interest capitalized during construction and
(iv) cash dividends paid in respect of any preferred stock issued by the Parent Borrower, but excluding, however, amortization of deferred debt expense, all as determined in conformity with GAAP.

  "Debt" of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (including all obligations, contingent or otherwise, of such Person in connection with the Letters of Credit, Auction Bid LOCs, letter of credit facilities, acceptance facilities or other similar facilities and in connection with any agreement to purchase, redeem, exchange into debt securities, convert into debt securities or otherwise acquire for value (a) any capital stock of such Person or (b) any warrants, rights or options to acquire such capital stock, now or hereafter outstanding), (ii) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all Capital Lease Obligations of such Person, (v) all Debt referred to in clause (i), (ii), (iii) or (iv) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt, (vi) all Guaranteed Debt of such Person and (vii) any preferred stock of such Person that is classified as a liability on such Person's Consolidated balance sheet.

  "Funded Debt" means the Debt resulting from the Advances under the Credit Agreement and all other Debt of the Parent Borrower or its Subsidiaries that (on the date of its incurrence or issuance) matures more than one year from the date of determination or matures within one year from such date but is renewable or extendible, at the option of the debtor, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date (in each case including amounts of Funded Debt required to be paid or prepaid within one year from the date of calculation).

  "Guaranteed Debt" of any Person means all Debt referred to in clause (i),
(ii), (iii), (iv) or (v) of the definition of the term "Debt" in this Section guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (iii) to supply funds to, or in any other manner invest in, the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, but excluding leases at a rental at least as favorable to the Parent Borrower as could be obtained in an arm's-length transaction with a party that is not an Affiliate.

  "Investment Grade Rating Condition" means that the Senior Debt Ratings of the Company's Debt are BBB- or better in the case of Standard & Poor's Corporation or Baa3 or better in the case of Moody's Investors Service, Inc.

  "Net Senior Debt" means, on a Consolidated basis for the Company and its Subsidiaries as of any date, Net Total Debt as of such date minus the sum as of such date of (i) the aggregate outstanding amount of any Subordinated Debt of the Company or any of the Subsidiary Guarantors, (ii) the capitalized amount of any Capitalized Lease Obligations of the Company or any of its Subsidiaries and (iii) the aggregate outstanding face amount of any preferred stock of the Company that is classified as a liability on the Company's Consolidated balance sheet.

  "Net Total Debt" means, on a Consolidated basis for the Company and its Subsidiaries as of any date, (i) the sum as of such date of (a) the aggregate outstanding amount of Funded Debt including current maturities thereof, (b) the aggregate outstanding amount of Commercial Paper and (c) the aggregate outstanding amount of Subsidiary Commercial Paper minus (ii) the sum as of such date of (a) the aggregate outstanding face amount of letters of credit included in Funded Debt, (b) the aggregate outstanding amount of Debt represented by certain investments made by the Parent Borrower and (c) the aggregate amount of Permitted Investments in excess of $100 million.

  "Rolling Period" means, in respect of any Fiscal Quarter, such Fiscal Quarter and the three preceding Fiscal Quarters.

  "Subordinated Debt" means any Indebtedness which is subordinate to the Obligations under the Credit Agreement.

EVENTS OF DEFAULT

  The Credit Agreement provides that various events shall be "Events of Default," upon the occurrence of which the Senior Lenders may suspend or cease making loans or terminate the Facility and declare all amounts outstanding under the Credit Agreement immediately due and payable, as described below. Events of Default include, among other things, (i) failure to pay, when due, any principal payable under the Credit Agreement or the failure to pay any interest or other amount under the Credit Agreement after the same becomes due and such default continues unremedied for three business days after written notice from either Administrative Agent, (ii) material breach of any representation or warranty in the Credit Agreement or related documents, (iii) failure to comply with any of the covenants of the Credit Agreement or related documents after specified grace periods, (iv) failure to pay, or default in performance permitting acceleration under, certain of the Company's other indebtedness, (v) bankruptcy or insolvency of the Company or a Subsidiary or failure to discharge certain judgments of the Company or any Subsidiary, (vi) the Credit Agreement or security interests thereunder in Collateral with a value in excess, individually or in the aggregate, of $30,000,000 ceasing to be in full force and effect, (vii) certain events occurring with respect to the Company's pension plans potentially giving rise to liability under ERISA, and (viii) the occurrence of a "Change of Control" of the Company. A "Change of Control" is defined in the Credit Agreement as (A) the acquisition by any Person or group (other than the trusts for the Company's employee benefit plans) of securities representing 20% or more of the voting Power of the Company or (B) during any 24-month period, individuals who were directors of the Company at the beginning of such period (together with new directors approved by such directors) ceasing to constitute at least 75% of the Board of Directors of the Company.

  The Credit Agreement provides that upon the occurrence of an Event of Default, the Administrative Agents (i) shall at the request, or may with the consent, of the Majority Lenders by notice to the Company declare the obligations of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, (ii) shall at the request, or may with the consent, of any Issuing Bank or of the Majority Lenders by notice to the Company declare the obligation of any Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (iii) shall at the request, or may with the consent, of the Majority Lenders declare the Advances, all interest thereon and all other amounts payable under the Credit Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest, prior notice of intention to accelerate or any other notice, all of which are expressly waived by the Company.

                        DESCRIPTION OF DEBT SECURITIES

  Offered Debt Securities (as defined below) will constitute either senior or subordinated debt of the Company and will be issued, in the case of Offered Debt Securities that will be senior debt ("Senior Debt Securities"), under an Indenture (the "Senior Indenture"), between the Company and a trustee to be selected by the Company (the "Senior Trustee"), and, in the case of Offered Debt Securities that will be subordinated debt ("Subordinated Debt Securities"), under an Indenture (the "Subordinated Indenture"), between the Company and a trustee to be selected by the Company (the "Subordinated Trustee"). The Senior Indenture and the Subordinated Indenture are sometimes hereinafter referred to individually as an "Indenture" and collectively as the "Indentures", and the Senior Trustee and the Subordinated Trustee are hereinafter referred to as the "Trustee". The statements under this caption relating to the Debt Securities and the Indentures are summaries and do not purport to be complete. Such summaries make use of terms defined in the Indentures and are qualified in their entirety by express reference to the Indentures and the cited provisions thereof, the forms of which are filed as exhibits to the Registration Statement. For purposes of this description of the Debt Securities the term "Company" refers only to The Kroger Co. and does not include The Kroger Co.'s consolidated subsidiaries.

  The particular terms of each issue of Debt Securities (the "Offered Debt Securities"), as well as any modifications or additions to the following general terms which may be applicable in the case of such Offered Debt Securities, will be described in the Prospectus Supplement relating to such Offered Debt Securities. Accordingly, for a description of the terms of a particular issue of Offered Debt Securities, reference must be made both to the Prospectus Supplement relating thereto and the following description.

GENERAL

  The Debt Securities will represent general unsecured senior or subordinated obligations of the Company. The Debt Securities may be issued in one or more series with the same or various maturities. Capitalized terms used herein shall have the meanings established in the Indenture unless otherwise defined herein.

  The Debt Securities relating to this Prospectus will be issued from time to time up to an aggregate principal amount of $500,000,000 or the equivalent thereof. Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (i) the title, aggregate principal amount and authorized denominations of the Offered Debt Securities; (ii) the percentage of their principal amount at which such Offered Debt Securities will be issued; (iii) the date or dates on which the Offered Debt Securities will mature; (iv) the rate or rates (which may be fixed or variable) per annum, if any, at which the Offered Debt Securities will bear interest and the date from which such interest may accrue; (v) the times and places at which principal and any such interest will be payable; (vi) any redemption or sinking fund provisions;
(vii) the currency of payment of principal of, premium, if any, and interest on the Offered Debt Securities; (viii) any index or other basis used to determine the amount of payments of principal of and interest on the Offered Debt Securities; (ix) whether the Offered Debt Securities of any series will be represented by a single global note registered in the name of a depositary's nominee and, if so, the depositary for and the method of transferring beneficial interests in the global note; (x) whether the Offered Debt Securities will be issuable in registered form or bearer form or both and, if Offered Debt Securities in bearer form are issuable, restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of Offered Debt Securities in bearer form; (xi) ranking as Subordinated Debt Securities, if applicable, and the terms of any such subordination; and (xii) any other terms relating to the Offered Debt Securities not inconsistent with the Indentures, including any terms which may be required by or advisable under United States laws or regulations or advisable in connection with the marketing of Offered Debt Securities.

  Offered Debt Securities may be presented for transfer in the manner, at the places and subject to the restrictions set forth in the Offered Debt Securities and the Prospectus Supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the Indentures. Offered Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

  The Indentures under which certain of the Company's outstanding indebtedness was issued restrict the Company's ability to redeem, defease or otherwise acquire the Debt Securities.

  Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be sold at a substantial discount below their stated principal amount. Federal income tax consequences and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT AND NOTICE THEREOF

  The Indentures will define "Events of Default" with respect to any series of Debt Securities as being any one of the following events and such other events as may be established for a particular series of Debt Securities: (a) failure to pay interest on Debt Securities of such series for 30 days after it becomes due; (b) failure to pay principal (or premium or sinking fund payment, if any) on Debt Securities of such series when due at maturity, upon redemption, by declaration or otherwise; (c) failure to perform any other covenants for 60 days after notice (other than a covenant included in the Indentures solely for the benefit of Debt Securities of any series other than such Debt Securities);
(d) a default under any indebtedness for borrowed money in excess of $30,000,000 constituting a failure to pay when due or resulting in such indebtedness becoming due prior to maturity; (e) certain events of bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Debt Securities of such series. (Section 501.) No Event of Default (except an Event of Default described in (c), (d) or (e) above) with respect to a particular series of Debt Securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder.

  Each Indenture will provide that the Trustee shall, within 90 days after the occurrence of a default with respect to any series of Debt Securities or all Debt Securities, give to the holders of such series of Debt Securities or all Debt Securities, as the case may be, notice of all uncured defaults known to it (the term "default" to include the events specified above without grace periods); provided, that except in the case of default in the payment of principal (or premium or sinking fund payment, if any) or interest on any series of the Debt Securities, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Debt Securities of such series. (Section 602.)

  The Company will be required to furnish to the Trustee annually after the first issue of the Debt Securities under the Indenture a statement of certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the performance and observance of the terms of the Indenture or, if they have knowledge that the Company is in default, specifying such default. (Section 1004.)

  If an Event of Default described in clause (a) or (b) above with respect to Debt Securities of any series at the time Outstanding or an Event of Default specified pursuant to clause (f) with respect to Debt Securities of a particular series occurs and is continuing, then in every such case, unless the principal of all such Debt Securities shall have become due and payable, the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Securities of that series may in writing to the Company and the Administrative Agents declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities (as defined in the Indenture), such portion of the principal amount as may be specified in the terms of that series) of all of the Debt Securities of that series, to be due and payable five business days after the receipt by the Company and the Administrative Agents of such written notice. If an Event of Default described in clause (c), (d) or (e) above occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of all the Debt Securities then Outstanding may in writing to the Company and the Administrative Agents declare the principal amount (or, if any such Debt Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all of the Debt Securities to be due and payable five business days after the receipt by the Company and the Administrative Agents of such written notice; provided, that each of the two preceding provisions shall not restrict the availability of other rights or remedies that the Trustee or the holders may have. However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Outstanding Securities, as the case may be) has been made, but before the maturity thereof, the Holders of a majority in principal amount of Outstanding Securities of such series (or of all Outstanding Securities, as the case may be) may, subject to certain conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof) with respect to Debt Securities of such series (or of all Outstanding Securities, as the case may be) have been cured or waived as provided in the Indenture. (Section 502.)

  Each Indenture also provides that the Holders of not less than a majority in principal amount of the Debt Securities of a series (or of all Outstanding Securities, as the case may be) may, subject to certain limitations, waive certain defaults. Subject to certain limitations, the Holders of not less than a majority of the principal amount of the Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Sections 512 and 513.) Each Indenture will provide that in case an Event of Default shall occur (which shall not have been cured or waived), the Trustee will be required to exercise such of its rights and powers under the Indenture and to use the degree of care and skill in their exercise that a prudent man would exercise or use under the circumstances in the conduct of his own affairs. (Section 601.) Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the Holders of the Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity. (Section 603.)

  Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

MODIFICATION OF THE INDENTURE

  Each Indenture will provide that with certain exceptions, the Indenture, the rights and obligations of the Company and the rights of the holders of the Debt Securities may be modified by the Company and the Trustee with the consent of the holders of not less than 50% in aggregate principal amount of all series of Debt Securities directly affected by such modification; but no such modification may be made, without the consent of each holder of such Debt Securities affected thereby, which would (i) change the stated maturity of any Debt Security, or any installment of interest, if any, on any such Debt Security, or reduce the principal amount thereof, or reduce any premium payable upon the redemption thereof, or reduce the rate of interest thereon, or reduce the principal amount payable on acceleration with respect to an Original Issue Discount Security, or change the place or currency of payment of principal or any premium or interest on any such Debt Security; (ii) reduce the above-stated percentage of Debt Securities, the consent of the holders of which is required to modify or alter the Indenture; (iii) impair the right to institute suit for the enforcement of any payment of the principal of, and premium, if any, and interest on any such Debt Security; (iv) modify the foregoing requirements except to increase the percentage of outstanding Debt Securities or to provide that certain other provisions cannot be modified or waived without the consent of the holders of all outstanding Debt Securities; or (v) modify the provisions of the Subordinated Indenture with respect to the subordination of the Subordinated Debt Securities in a manner adverse to the holders of such Debt Securities. (Section 902.) The Company may set a record date for any Act of the holders with respect to consenting to any amendment. (Section 104.)

THE TRUSTEES

  Each Indenture contains limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under the Indenture it is a creditor of the Company.

  As of the date hereof, the Company has not selected a Trustee for either the Senior Indenture or the Subordinated Indenture.

CONSOLIDATION, MERGER AND SALE OF ASSETS

  The Prospectus Supplement will contain provisions regarding the ability of the Company to consolidate or merge with or into, or convey, transfer or lease its properties or assets to any Person.

CERTAIN DEFINITIONS

  "Indebtedness" means (without duplication), with respect to any Person, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) every obligation of such Person issued or assumed as the deferred purchase price of property, every conditional sale obligation and every obligation under any title retention agreement, in each case if on terms permitting any portion of the purchase price to be paid beyond one year from the date of purchase (but excluding trade accounts payable arising in the ordinary course of business which are not overdue by more than 90 days or which are being contested in good faith), (iv) every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or an Affiliate of such Person of the stock or substantially all of the assets of another Person or a merger or consolidation to which such Person or an Affiliate of such Person was a party, (v) every obligation of the type referred to in clauses (i) through (iv) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, and (vi) every obligation of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured. "Indebtedness," however, does not include any obligation of any Person under any interest rate swap, cap, collar or similar arrangement.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

  If Subordinated Debt Securities are issued, a Prospectus Supplement relating thereto will describe the terms whereby such Subordinated Debt Securities will be made subordinate and subject in right of payment to the prior payment in full of senior indebtedness of the Company, and such description will include a definition of what constitutes "senior indebtedness" of the Company.

                             PLAN OF DISTRIBUTION

  The Company may offer the Debt Securities directly to purchasers or to or through underwriters, dealers or agents. Any such underwriter(s), dealer(s) or agent(s) involved in the offer and sale of the Debt Securities in respect of which this Prospectus is delivered will be named in the Prospectus Supplement. The Prospectus Supplement with respect to such Debt Securities will also set forth the terms of the offering of such Debt Securities, including the purchase price of such Debt Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

  The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Prospectus Supplement will describe the method of distribution of the Debt Securities.

  If underwriters are used in an offering of Debt Securities, the name of each managing underwriter, if any, and any other underwriters and the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement relating to such offering and the Debt Securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. It is anticipated that any underwriting agreement pertaining to any Debt Securities will (1) entitle the underwriters to indemnification by the Company against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the underwriters may be required to make in respect thereof, (2) provide that the obligations of the underwriters will be subject to certain conditions precedent and (3) provide that the underwriters will be obligated to purchase all Debt Securities offered in a particular offering if any such Debt Securities are purchased.

  If a dealer is used in an offering of Debt Securities, the Company will sell such Debt Securities to the dealer, as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

  If any agent is used in an offering of Debt Securities, the agent will be named, and the terms of the agency will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in such Prospectus Supplement, an agent will act on a best efforts basis for the period of its appointment.

  Dealers and agents named in a Prospectus Supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the Debt Securities described therein and, under agreements which may be entered into with the Company, may be entitled to indemnification by the Company against certain civil liabilities under the Securities Act. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

  Offers to purchase Debt Securities may be solicited, and sales thereof may be made, by the Company directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof. The terms of any such offer will be set forth in the Prospectus Supplement relating thereto.

  If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other agents of the Company to solicit offers by certain institutional investors to purchase Debt Securities from the Company pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such purchasers must be approved by the Company. The obligations of any person under any such contract will not be subject to any conditions except that (1) the purchase of the Debt Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject and (2) if the Debt Securities are also being sold to underwriters, the Company shall have sold to such underwriters the Debt Securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of such contracts.

  The anticipated date of delivery of Debt Securities will be set forth in the Prospectus Supplement relating to each offering.

                          VALIDITY OF DEBT SECURITIES

  The validity of the Debt Securities will be passed upon for the Company by Paul W. Heldman, Esq., Vice President, Secretary and General Counsel of the Company. In rendering his opinions on the validity of the Debt Securities, Mr. Heldman will express no opinion as to the applicability of any federal or state law relating to fraudulent transfers. As of March 31, 1996, Mr. Heldman owned approximately 10,550 shares of the Company's Common Stock and had options to acquire an additional 113,352 shares.

                                    EXPERTS

  The consolidated financial statements and financial statement schedules of The Kroger Co. as of December 30, 1995 and December 31, 1994 and for each of the three fiscal years in the period ended December 30, 1995, which appear in the Company's Annual Report on Form 10-K for the fiscal year ended December 30, 1995, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P. independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

  Documents incorporated herein by reference in the future will include financial statements, related schedules (if required) and auditors' reports which financial statements and schedules will have been audited to the extent and for the periods set forth in such reports by the firm or firms rendering such reports and, to the extent so audited and consent to incorporation by reference is given, will be incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               -----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Risk Factors...............................................................   3
The Company................................................................   4
Consolidated Ratio of Earnings to Fixed Charges............................   4
Use of Proceeds............................................................   4
Description of the Credit Agreement........................................   5
Description of Debt Securities.............................................  11
Plan of Distribution.......................................................  15
Validity of Debt Securities................................................  16
Experts....................................................................  16

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------


                                 $500,000,000

                                THE KROGER CO.

                                DEBT SECURITIES

                               -----------------

                                     LOGO

                               -----------------


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The expenses in connection with the sale of the Debt Securities being registered hereby, other than underwriting discounts and commissions, are estimated as follows:

      Registration Fee*................................................ $172,414
      Printing and engraving...........................................  100,000
      Legal fees and expenses..........................................   50,000
      Accounting fees and expenses.....................................   75,000
      Blue Sky qualifications and related legal fees and expenses......   15,000
      Rating Agency Fees...............................................   40,000
      Trustee fees.....................................................   15,000
      Miscellaneous....................................................   30,000
                                                                        --------
          Total........................................................ $497,414
                                                                        ========

- --------
  *Actual fee

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Under the Company's Regulations (by-laws) each present or former director, officer or employee of the Company and each person who is serving or shall have served at the request of the Company as a director, officer or employee of another corporation (and his heirs, executors and administrators) shall be indemnified by the Company against expenses actually and necessarily incurred by him, and also against expenses, judgments, decrees, fines, penalties or amounts paid in settlement, in connection with the defense of any pending or threatened action, suit, or proceeding, criminal or civil, to which he is or may be made a party by reason of being or having been such director, officer or employee, provided (1) he is adjudicated or determined not to have been negligent or guilty of misconduct in the performance of his duty to the Company or such other corporation, (2) he is determined to have acted in good faith in what he reasonably believed to be the best interest of the Company or of such other corporation, and (3) in any matter the subject of a criminal action, suit, or proceeding, he is determined to have had no reasonable cause to believe that his conduct was unlawful. See also Ohio Revised Code, Section 1701.13.

  The Company also maintains directors' and officers' reimbursement and liability insurance pursuant to policies with aggregate limits of $125,000,000.

ITEM 16. EXHIBITS:

       1.1     Form of Underwriting Agreement.
       4.1     Amended Articles of Incorporation and Regulations of the
               Company are hereby incorporated by reference to Exhibits
               4.1 and 4.2 of the Company's Registration Statement on
               Form S-3 as filed with the Securities and Exchange Commis-
               sion on January 28, 1993, and bearing Registration No. 33-
               57552.
       4.2     Form of Senior Indenture (including form of securities)
               relating to the Senior Debt Securities.
       4.3     Form of Subordinated Indenture (including form of securi-
               ties) relating to the Subordinated Debt Securities.
       5.1     Opinion of Paul W. Heldman, Esq., including his consent.
      12.1     Computation of Ratio of Earnings to Fixed Charges incorpo-
               rated by reference to the Company's Quarterly Report on
               Form 10-Q for the quarter ended March 23, 1996.
      24.1     Consent of Coopers & Lybrand L.L.P.
      24.2     Consent of Paul W. Heldman, Esq., included in Exhibit 5.1
               filed herewith.
      25.1     Powers of Attorney.
     *26.1     Statement of Eligibility on Form T-1.

- --------
  *To be filed.

ITEM 17. UNDERTAKINGS

  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

  Provided, however, that the undertakings set forth in paragraphs (i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4) That, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (7) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to in Item 15 or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CINCINNATI, STATE OF OHIO, ON JUNE 25, 1996.

                                         The Kroger Co.

                                                     /s/ Bruce M. Gack
                                         By____________________________________
                                            BRUCE M. GACK ASSISTANT SECRETARY

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

             SIGNATURES                       TITLE

     */s/ Reuben V. Anderson           Director
- -------------------------------------
         REUBEN V. ANDERSON

    */s/ Raymond B. Carey, Jr.         Director
- -------------------------------------
        RAYMOND B. CAREY, JR.

      */s/ John L. Clendenin           Director
- -------------------------------------
          JOHN L. CLENDENIN

       */s/ David B. Dillon            Director, President
- -------------------------------------   and
           DAVID B. DILLON              Chief Operating
                                        Officer

      */s/ Richard W. Dillon           Director
- -------------------------------------
          RICHARD W. DILLON

      */s/ John T. LaMacchia           Director
- -------------------------------------
          JOHN T. LAMACCHIA

       */s/ Edward M. Liddy            Director
- -------------------------------------
           EDWARD M. LIDDY

    */s/ Patricia Shontz Longe         Director
- -------------------------------------
        PATRICIA SHONTZ LONGE

             SIGNATURES                         TITLE


     */s/ W. Rodney McMullen            Group Vice President
- -------------------------------------    and Chief Financial
         W. RODNEY MCMULLEN              Officer

   */s/ T. Ballard Morton, Jr.          Director
- -------------------------------------
       T. BALLARD MORTON, JR.

      */s/ Thomas H. O'Leary            Director
- -------------------------------------
          THOMAS H. O'LEARY

         */s/ John D. Ong               Director
- -------------------------------------
             JOHN D. ONG

     */s/ Katherine D. Ortega           Director
- -------------------------------------
         KATHERINE D. ORTEGA

      */s/ Joseph A. Pichler            Chairman of the
- -------------------------------------    Board of Directors,
          JOSEPH A. PICHLER              Chief Executive
                                         Officer, and
                                         Director

    */s/ J. Michael Schlotman           Vice President and
- -------------------------------------    Corporate
        J. MICHAEL SCHLOTMAN             Controller--
                                         Principal
                                         Accounting Officer

                                        Director
- -------------------------------------
        MARTHA ROMAYNE SEGER

                                        Director
- -------------------------------------
           JAMES D. WOODS

         /s/ Bruce M. Gack                                      June 25, 1996
*By _________________________________
   BRUCE M. GACK AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
 NUMBER
 -------
   1.1   Form of Underwriting Agreement.
   4.1   Amended Articles of Incorporation and Regulations of the Company
         are hereby incorporated by reference to Exhibits 4.1 and 4.2 of the Company's Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on January 28, 1993, and
         bearing Registration No. 33-57552.
   4.2   Form of Senior Indenture (including form of securities) relating to the Senior Debt Securities.
   4.3   Form of Subordinated Indenture (including form of securities)
         relating to the Subordinated Debt Securities.
   5.1   Opinion of Paul W. Heldman, Esq., including his consent.
  12.1   Computation of Ratio of Earnings to Fixed Charges incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended March 23, 1996.
  24.1   Consent of Coopers & Lybrand L.L.P.
  24.2   Consent of Paul W. Heldman, Esq., included in Exhibit 5.1 filed herewith.
  25.1   Powers of Attorney.
 *26.1   Statement of Eligibility on Form T-1.

- --------
  *To be filed.